Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 18, 2023	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 29, 2023 was $45.6 million, or $0.92 per share ($0.92 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 29, 2023 decreased 3.2 percent to $292.4 million from net sales of $302.0 million for the prior year 13-week fiscal quarter ended July 30, 2022. Comparable store net sales for the 13-week period ended July 29, 2023 decreased 3.3 percent from comparable store net sales for the prior year 13-week period ended July 30, 2022. Online sales decreased 5.6 percent to $43.6 million for the 13-week period ended July 29, 2023, compared to net sales of $46.2 million for the 13-week period ended July 30, 2022.

Net sales for the 26-week fiscal period ended July 29, 2023 decreased 5.9 percent to $575.3 million from net sales of $611.0 million for the prior year 26-week fiscal period ended July 30, 2022. Comparable store net sales for the 26-week period ended July 29, 2023 decreased 6.3 percent from comparable store net sales for the prior year 26-week period ended July 30, 2022. Online sales decreased 5.6 percent to $94.9 million for the 26-week period ended July 29, 2023, compared to net sales of $100.6 million for the 26-week period ended July 30, 2022.

Net income for the second quarter of fiscal 2023 was $45.6 million, or $0.92 per share ($0.92 per share on a diluted basis), compared with net income of $50.1 million, or $1.02 per share ($1.01 per share on a diluted basis) for the second quarter of fiscal 2022.

Net income for the 26-week fiscal period ended July 29, 2023 was $88.6 million, or $1.79 per share ($1.78 per share on a diluted basis), compared with net income of $105.4 million, or $2.14 per share ($2.13 per share on a diluted basis) for the 26-week period ended July 30, 2022.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_YFkU-QZnRgqRIIMBN2YIOg. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal quarter, it operated 440 stores in 42 states compared with 441 stores in 42 states at the end of the second quarter of fiscal 2022.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

SALES, Net of returns and allowances	$292,428	$301,976	$575,262	$611,040

COST OF SALES (Including buying, distribution, and occupancy costs)	154,016	156,607	303,593	313,511

Gross profit	138,412	145,369	271,669	297,529

OPERATING EXPENSES:
Selling	68,737	67,982	134,839	135,228
General and administrative	12,914	11,674	26,339	23,529
	81,651	79,656	161,178	158,757

INCOME FROM OPERATIONS	56,761	65,713	110,491	138,772

OTHER INCOME, Net	3,693	703	6,832	828

INCOME BEFORE INCOME TAXES	60,454	66,416	117,323	139,600

INCOME TAX EXPENSE	14,814	16,272	28,747	34,202

NET INCOME	$45,640	$50,144	$88,576	$105,398

EARNINGS PER SHARE:
Basic	$0.92	$1.02	$1.79	$2.14

Diluted	$0.92	$1.01	$1.78	$2.13

Basic weighted average shares	49,513	49,214	49,513	49,214
Diluted weighted average shares	49,875	49,535	49,868	49,531

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	July 29, 2023	January 28, 2023 (1)	July 30, 2022

CURRENT ASSETS:
Cash and cash equivalents	$275,583	$252,077	$266,731
Short-term investments	23,714	20,997	17,387
Receivables	9,675	12,648	13,015
Inventory	136,074	125,134	128,498
Prepaid expenses and other assets	10,181	12,480	9,445
Total current assets	455,227	423,336	435,076

PROPERTY AND EQUIPMENT	475,997	466,321	460,362
Less accumulated depreciation and amortization	(356,737)	(353,919)	(353,929)
	119,260	112,402	106,433

OPERATING LEASE RIGHT-OF-USE ASSETS	251,978	271,421	234,634
LONG-TERM INVESTMENTS	23,616	20,624	20,640
OTHER ASSETS	11,466	9,796	12,281

Total assets	$861,547	$837,579	$809,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$54,261	$44,835	$63,036
Accrued employee compensation	22,357	55,490	29,509
Accrued store operating expenses	26,533	19,754	30,497
Gift certificates redeemable	12,960	16,777	12,411
Current portion of operating lease liabilities	80,664	89,187	80,827
Total current liabilities	196,775	226,043	216,280

DEFERRED COMPENSATION	23,616	20,624	20,163
NON-CURRENT OPERATING LEASE LIABILITIES	204,620	214,598	183,643
Total liabilities	425,011	461,265	420,086

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,445,926 shares at July 29, 2023, 50,092,616 shares at January 28, 2023, and 50,094,751 shares at July 30, 2022	504	501	501
Additional paid-in capital	185,921	178,964	173,046
Retained earnings	250,111	196,849	215,431
Total stockholders’ equity	436,536	376,314	388,978

Total liabilities and stockholders’ equity	$861,547	$837,579	$809,064

(1) Derived from audited financial statements.